EXHIBIT 99

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 11-K

(Mark One)

[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2007

OR

[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________

Commission file number 1-12147

THRIFT PLAN OF DELTIC TIMBER CORPORATION

(Full title of the Plan)

DELTIC TIMBER CORPORATION

(Exact name of issuer of securities held pursuant to Plan)

210 East Elm Street, P. O. Box 7200, El Dorado, Arkansas	71731-7200
(Address of principal executive offices)	(Zip Code)

THRIFT PLAN OF DELTIC TIMBER CORPORATION

Schedules not listed above are omitted because of the absence of conditions under which they are required under the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Deltic Timber Corporation:

We have audited the accompanying statements of net assets available for benefits of the Thrift Plan of Deltic Timber Corporation (the “Plan”) as of December 31, 2007 and 2006, and the related statement of changes in net assets available for benefits for the year ended December 31, 2007. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Thrift Plan of Deltic Timber Corporation as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the year ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2007, is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Shreveport, Louisiana

June 26, 2008

THRIFT PLAN OF DELTIC TIMBER CORPORATION

Statements of Net Assets Available for Benefits

December 31, 2007 and 2006

	2007	2006
Assets
Investments at fair value (Note 3)	$19,674,169	17,167,925
Liabilities
Accounts payable	943	9,066

Net assets available for benefits at fair value	19,673,226	17,158,859
Adjustment from fair value to contract value for interest in collective trust relating to fully benefit responsive investment contracts	(11,625)	18,492

Net assets available for benefits	$19,661,601	17,177,351

See accompanying notes to financial statements.

THRIFT PLAN OF DELTIC TIMBER CORPORATION

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2007

Additions to net assets
Contributions
Employee	$998,109
Employer	588,730
Rollover contributions	99,557
Other	11,557

Total contributions	1,697,953

Investment income
Interest and dividends	899,128
Net appreciation in fair value of investments	947,501

Total investment income	1,846,629

Total additions to net assets	3,544,582

Deductions from net assets
Distributions of benefits	1,055,749
Administrative expenses	4,583

Total deductions from net assets	1,060,332

Net increase in net assets available for benefits	2,484,250
Net assets available for benefits
Beginning of year	17,177,351

End of year	$19,661,601

See accompanying notes to financial statements.

THRIFT PLAN OF DELTIC TIMBER CORPORATION

Notes to Financial Statements

December 31, 2007

Note 1—Description of Plan

General

The Thrift Plan of Deltic Timber Corporation (“the Plan”) is a profit sharing, defined contribution plan covering each employee who is scheduled to work, or actually does work, 1,000 or more hours per year. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). Although it has not expressed any intent to do so, Deltic Timber Corporation (“Deltic” or the “Company”) has the right under the Plan to amend or terminate the Plan subject to the provisions of ERISA. For a more complete description of the Plan’s provisions, refer to the Plan document.

The Plan is administered by Deltic’s Pension, Investment, and Employee Benefits Committee (“Plan Administrator”), whose members are appointed by the Company’s Board of Directors. SunTrust Bank (“SunTrust” or the “Trustee”), Nashville N.A. is the Plan’s trustee.

Contributions

Contributions to the Plan include (a) employee tax-deferred, earnings-reduction contributions, (b) employee after-tax supplemental contributions, (c) employer matching safe harbor contributions and (d) rollovers from other qualified plans.

A participant may contribute up to 50 percent of their eligible compensation to a tax-deferred account. Effective January 1, 2005, the employer will make a safe harbor contribution on behalf of each participant who makes a tax-deferred contribution to the Plan. The safe harbor contribution will equal 100 percent of the first 5 percent of eligible compensation that is contributed to the Plan. The employer may make additional voluntary matching contributions at its discretion. No such additional contributions were made in 2007. Tax-deferred contributions may not exceed the annual Internal Revenue Service limit. Participants may also contribute to an after-tax supplemental account not to exceed 10 percent of eligible compensation. After-tax supplemental contributions are not matched by the employer. Participants direct the investment of their contributions and employer matching contributions into various investment options offered by the Plan. The Plan currently offers stock in the Company and 12 investment funds as options for participants.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocation of (a) the Company’s contribution and (b) Plan earnings, and charged with an allocation of administrative expenses. Allocations are based on participant earnings on account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested accounts.

Vesting

Effective January 1, 2005, the Plan was amended whereby participants working for the Company on that date became 100 percent vested in all previous matching employer contributions. Subsequently, participants will be immediately 100 percent vested in safe harbor contributions.

THRIFT PLAN OF DELTIC TIMBER CORPORATION

Notes to Financial Statements—(Continued)

December 31, 2007

Note 1—Description of Plan (cont.)

Payment of Benefits

Upon attaining normal retirement age, disability or death, the participant (or his/her beneficiary) has the option to receive payment equal to the value of the participant’s account in a lump sum, installment payments not to exceed 20 years or less than 5 percent of the account balance, or a combination of lump sum and installments (for pre-1987 after-tax contributions). For termination of service for reason other than retirement, disability, or death, a participant may receive the value of the vested account balance as a lump sum distribution.

Although the Plan is designed specifically for retirement, a participant may request an in-service withdrawal from the Plan while actively employed. A participant may withdraw employee after-tax supplemental contributions, Pre-2005 employer matching contributions, Pre-1987 deductible contributions, or Post-1986 matching employee contributions at a minimum of $250. Withdrawals from these accounts are limited to once every 12 months. Pre-1987 matching employee contributions may be withdrawn at any time and at any amount. Participants may be required to bear the cost of any distribution fees associated with an in-service withdrawal.

A participant may withdraw employee tax-deferred contributions or rollovers from other qualified plans under IRS hardship provisions only. “Hardship” is an immediate and heavy financial need in one of the following areas: (1) medical expenses not covered by insurance for the employee, spouse or dependents, (2) purchase of a principal residence (not including mortgage payments), (3) preventing foreclosure or eviction from employee’s principal residence, (4) tuition fees for the next 12 months of post-secondary education for employee, spouse or dependents, (5) funeral or burial expenses for the employee’s deceased parent, spouse or dependent, (6) principal residence repair that qualifies for the casualty deduction, or (7) other events as may be determined by the IRS. If a hardship withdrawal is taken, participation in all accounts is suspended for 6 months.

Any employer contributions, employee tax-deferred or account earnings withdrawn from the Plan may be subject to a 10 percent penalty tax under the Tax Reform Act of 1986 if the participant is not 59 1/2 years old or permanently disabled, or has died.

Forfeited Accounts

At December 31, 2007 and 2006 forfeited non-vested accounts totaled $11,557 and $9,066, respectively. These accounts will be used to reduce future employer contributions.

Administrative Expenses

The Company pays most administrative expenses.

THRIFT PLAN OF DELTIC TIMBER CORPORATION

Notes to Financial Statements—(Continued)

December 31, 2007

Note 2—Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting and present the net assets available for benefits and changes in those net assets.

The investments and changes in the net assets available for benefits have been determined by the Trustee and reported to the Plan Administrator based on quoted market values. Purchases and sales of securities are recorded on a trade-date basis.

The financial statements of the Plan are prepared using information received from SunTrust. The information includes listings of investments and cash receipts and disbursements of the Plan, together with all other transactions, which affect Plan investments. Such information has been certified as complete and accurate by the Trustee. The Trustee has been granted discretionary authority concerning the purchase and sale of investments in the trust fund.

The Plan’s investments are stated at fair value. Mutual funds are stated at fair value as determined by quoted market prices, which represent the net asset value of shares held by the plan at year end. The plan’s interest in the collective trust is based on the fair value of the collective trust’s underlying investments as based on information reported by the investment advisor using the audited financial statements of the collective trust at year-end. Participant notes receivable are valued at cost.

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. The plan invests in investment contracts through a collective trust. Contract value for this collective trust is based on the net asset value of the fund as reported by the investment advisor. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment in the collective trust as well as the adjustment of the investment in the collective trust from fair value to contract value relating to the investment contracts. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis. These requirements are effective for financial statements issued for periods ending after December 15, 2006. The provisions of FSP AAG INV-1 and SOP 94-4-1 have been retroactively applied to the statement of net assets available for benefits presented as of December 31, 2006, as required.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

THRIFT PLAN OF DELTIC TIMBER CORPORATION

Notes to Financial Statements—(Continued)

December 31, 2007

Note 2—Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” Fin 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 was effective for fiscal years beginning after December 15, 2006. The Plan’s adoption of FIN 48 on January 1, 2007 did not have a material impact on the statement of net assets available for benefits or statement of changes in net assets available for benefits.

In September 2006 the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 applies when other accounting pronouncements require fair value measurements. It defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 157 to have a material effect on the Plan’s financial statements.

THRIFT PLAN OF DELTIC TIMBER CORPORATION

Notes to Financial Statements—(Continued)

December 31, 2007

Note 3—Investments

During 2007, the Plan’s investments, including gains and losses on investments bought and sold, as well as held during the year, appreciated in value by $947,501, as follows:

Mutual funds and common collective trust funds	$(137,597)
Equity securities	1,085,098

$947,501

The following table represents the fair value of individual investments that exceeded 5% of the Plan’s net assets at December 31, 2007 and 2006:

	2007	2006
Mutual funds and common collective trust funds
MFS Massachusetts Investors Growth Fund	$—	880,306
Goldman Sachs Core Fixed Income	994,909	813,827
STI Classic Small Cap Growth Stock Fund	—	1,061,150
Fidelity Advisor Equity Income Fund	1,454,112	1,418,060
Vanguard 500 Index Signal Fund	1,503,589	1,365,798
MFS Total Return Fund	2,039,483	1,819,137
SunTrust Retirement Stable Asset Fund[2]	2,223,957	2,258,498
T. Rowe Price Growth Stock Fund	1,303,070	1,171,445
Royce Value Plus Service	1,146,132	—
Other[1]	3,430,409	1,985,486

	14,095,661	12,773,707

Equity securities
Deltic Timber Corporation common stock	2,383,040	2,524,065
Murphy Oil Corporation common stock	3,183,843	1,888,645

	5,566,883	4,412,710

Total investments	$19,662,544	17,186,417

[1]	Individually less than 5%

[2]	These amounts represent contract value for this investment

THRIFT PLAN OF DELTIC TIMBER CORPORATION

Notes to Financial Statements—(Continued)

December 31, 2007

Note 4—Income Tax Status

The Plan meets the applicable requirements of the Tax Reform Act of 1986 as documented in Section 401(a) of the Internal Revenue Code, and accordingly, the related Trust is exempt from taxation under the provisions of Section 501(a) of the Internal Revenue Code. The Internal Revenue Service determined and informed the Company by a letter dated January 28, 2002, that the Plan was designed in accordance with applicable sections of the Internal Revenue Code. By a letter dated February 24, 2004, the Internal Revenue Service made a favorable determination related to plan amendments enacted in 2003. No additional determination letters have been received since that time related to the subsequent plan amendments; however, the Plan Administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Internal Revenue Code. Until such time as cash or shares are withdrawn from the Plan by a participant or a participant’s beneficiary, no income tax is payable by the participant/beneficiary on: contributions made by the Company on the participant’s behalf, allotments made by the participant pursuant to the Economic Recovery Tax Act of 1981, or any amounts added to the participant’s accounts representing his/her proportional share of the investment income of the Trust.

Note 5—Related Party Transactions

Certain Plan investments are invested in funds sponsored by affiliates of SunTrust. These investments included STI Classic Prime Quality Money Market (1), SunTrust Retirement Stable Asset Fund and STI Classic International Equity Index Fund. SunTrust is the Trustee of the Plan; therefore, these transactions qualify as party-in-interest transactions. The Company is the sponsor of the Plan, and is considered a party-in-interest.

Note 6—Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become fully vested in their account balances.

Note 7—Concentration of Investments

As of December 31, 2007 and 2006, 12% and 15%, respectively, of net assets available for benefits were invested in Deltic Timber Corporation common stock. In addition, 15% and 22%, respectively, of net assets available for benefits were invested in mutual funds sponsored by SunTrust Bank.

Note 8—Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant’s account balances and the amounts reported in the statement of net assets available for benefits.

THRIFT PLAN OF DELTIC TIMBER CORPORATION

Notes to Financial Statements—(Continued)

December 31, 2007

Note 9—Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2007 and 2006 to Form 5500:

	2007	2006
Net assets available for benefits per the financial statements	$19,661,601	17,177,351
Forfeited non-vested accounts	—	9,066
Year-end employee allocation in transit	—	(28,519)
Accrued administration fees	943	—

Net assets available for benefits per Form 5500	$19,662,544	$17,157,898

The following is a reconciliation of benefits paid during the year as reported in the financial statements to the Form 5500:

2007
Benefits paid per the financial statements	$1,055,749
Amounts forfeited	(500)
Administrative fees	(5,528)

Benefits paid per Form 5500	$1,049,721

THRIFT PLAN OF DELTIC TIMBER CORPORATION

Schedule H, Line 4i

Schedule of Assets (Held at End of Year) (2)

December 31, 2007

Identity of Issuer	Description of Investment	Current Value
Equity securities
Deltic Timber Corporation common stock (1)	46,300.343 shares	$2,383,040
Murphy Oil Corporation common stock	37,527.616 shares	3,183,843
Mutual funds and common collective trust funds
Fidelity Advisor Equity Income Fund	49,493.246 shares	1,454,112
Oppenheimer Equity Fund	90,044.659 shares	930,161
Royce Opportunity Fund Service	54,585.362 shares	589,522
Federated Mid Cap Index Fund	28,648.839 shares	623,972
T. Rowe Price Growth Stock Fund	39,237.287 shares	1,303,070
Vanguard 500 Index Signal Fund	13,468.192 shares	1,503,589
SunTrust Retirement Stable Asset Fund (1) (3)	56,568.379 shares	2,223,957
Goldman Sachs Core Fixed Income Fund	99,790.256 shares	994,909
Royce Value Plus Service	82,992.870 shares	1,146,132
STI Classic International Equity Index (1)	33,748.516 shares	660,121
MFS Total Return Fund	133,824.369 shares	2,039,483
STI Classic Prime Quality Money Market (1)	11,557.300 shares	11,557
Alliance Bernstein International Value	27,743.604 shares	615,076

		$19,662,544

Notes

(1)	SunTrust manages various investment funds and, accordingly, is a party-in-interest. Additionally, Deltic Timber Corporation, as sponsor of the Plan, is a party-in-interest.
(2)	Information on cost of the investments is excluded as all investments are participant directed.
(3)	These amounts represent contract value for this investment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Pension, Investment, and Employee Benefits Committee has duly caused this Annual Report to be signed on its behalf by the undersigned hereunto duly authorized.

THRIFT PLAN OF DELTIC
TIMBER CORPORATION

Dated: June 26, 2008	By:	/s/ Kenneth D. Mann
Kenneth D. Mann, Vice President, Treasurer, Chief Financial Officer, and Vice Chairman of Pension, Investment, and Employee Benefits Committee, Deltic Timber Corporation

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Deltic Timber Corporation:

We consent to incorporation by reference in the Registration Statements (No. 333-34317, No. 333-76294, and No. 333-90026) on Form S-8 of Deltic Timber Corporation of our report dated June 26, 2008, relating to the statements of net assets available for benefits of the Thrift Plan of Deltic Timber Corporation as of December 31, 2007 and 2006, and the related statement of changes in net assets available for benefits for the year ended December 31, 2007, and supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of the Thrift Plan of Deltic Timber Corporation.

/s/ KPMG LLP

Shreveport, Louisiana

June 26, 2008